

                                                                  EXHIBIT 11

          BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)

                                              Three Months      Nine Months
                                                  Ended            Ended
                                              September 30,    September 30,
                                              1996    1995     1996    1995
                                             ------  -------  ------  -------
Net income
--------------------------------------------
Primary:

    Net income                               $  247  $  133   $  645  $  258
    Convertible preferred stock dividends         -      (5)       -     (16)
                                             ------  -------  ------  -------
    Net income available for
      common shareholders                    $  247  $  128   $  645  $  242
                                             ======  =======  ======  =======

  Fully diluted:
    Net income                               $  247  $  133   $  645  $  258
                                             ======  =======  ======  =======

Weighted average number of shares
-------------------------------------------
  Primary:
    Average common shares outstanding         152.7    94.9    151.7    91.3
    Common share equivalents resulting
      from assumed exercise of stock
      options                                   3.6     2.0      4.1     1.4
                                             ------  -------  ------  -------
                                              156.3    96.9    155.8    92.7
                                             ======  =======  ======  =======
  Fully diluted:
    Average common shares outstanding         152.7    94.9    151.7    91.3
    Common share equivalents resulting from
      assumed conversion of convertible
      preferred stock                             -     7.3        -     7.3
    Common share equivalents resulting
      from assumed exercise of stock
      options assuming full dilution            3.6     2.1      4.1     1.9
                                             ------  -------  ------  -------
                                              156.3   104.3    155.8   100.5
                                             ======  =======  ======  =======
Net income per common share
-------------------------------------------
  Primary                                    $ 1.58  $ 1.32   $ 4.14  $ 2.61
  Fully diluted                                1.58    1.28     4.14    2.57
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Primary  earnings  per common share are computed by dividing net income, after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding.  Fully diluted earnings  per common share are computed by dividing net income by the weighted average  number  of  common  shares and common share equivalents outstanding.
Common  share  equivalents  are  computed using the treasury stock method.  An average market price is used to determine the number of common share equivalents  for primary earnings per common share.  The higher of the average or  end-of-period  market  price is used to determine common share equivalents for  fully  diluted  earnings per common share.  In addition, the if-converted method  was  used for convertible preferred stock when computing fully diluted earnings per common share.